Certain identified information has been excluded from the exhibit because it is both (i) not material and (ii) would likely cause competitive harm to the Company, if publicly disclosed.  Double asterisks denote omissions.

Exhibit 10.21

November 18, 2019

Syros Pharmaceuticals, Inc.

620 Memorial Drive

Suite 300

Cambridge, MA 02139

Attention: Jeremy Springhorn, Chief Business Officer

Dear Jeremy,

The purpose of this letter (this “Letter Agreement”) is to memorialize our discussions and the agreement reached between Incyte and Syros with respect to certain issues related to the Target Discovery, Research Collaboration and Option Agreement between Incyte Corporation (“Incyte”) and Syros Pharmaceuticals, Inc., (“Syros”) dated January 8, 2018 (the “Agreement”).  Capitalized terms not defined herein shall have the meanings set forth in the Agreement.

WHEREAS, Incyte and Syros (the “Parties”) desire to amend the period of time for Incyte’s delivery to Syros of Samples under the Agreement and make certain amendments to the Agreement and the Research Plan to address certain rights and obligations of the Parties that follow from such amendment.

NOW, THEREFORE, the Parties agree as follows:

1)	The time period set forth in the first sentence of Section 2.8.1 of the Agreement by which Incyte shall deliver or cause another Person to deliver to Syros the Pilot Samples is hereby amended to [**].

2)	The time period set forth in the first sentence of Section 2.8.3(a)(i) of the Agreement for the delivery of the Supplemental Samples is hereby amended to [**].

3)	The end of the “Selection Window,” as set forth in Section 1.164(b) of the Agreement, is hereby amended to [**].

4)	The Research Plan (Schedule 1.85 of the Agreement) is hereby amended to set the minimum number of Pilot Samples to be delivered by Incyte at: (a) [**] Samples; and (b) [**] Samples.

5)

The Parties agree to (a) monitor the rate of Pilot Sample delivery through bi-weekly teleconferences between the Parties’ scientists, and (b) include the Pilot Sample delivery topic as a standing agenda item at JRC meetings until the JRC no longer deems such agenda item to be necessary, in order to assess the status of Pilot Sample collection and for Incyte to report on additional strategies it is implementing to increase the rate of Pilot Sample collection.

6)	For clarity, Syros shall not have the right to designate any Syros Third Party Target as a Syros Excluded Target until [**].

7)	For further clarity, notwithstanding the foregoing amendments, the MPN Exclusivity Period set forth in Section 1.104 will expire on [**].

PAYMENT

a)

In consideration for Syros’s agreement to the foregoing amendments to the Agreement, Incyte shall pay to Syros a one-time payment as follows: i) If Syros receives all of the Pilot Samples set forth in paragraph 4 above on or before December 31, 2019, then Incyte shall pay Syros five hundred thousand Dollars (US$500,000); or ii) If Syros receives all of such Pilot Samples any time after December 31, 2019, then Incyte shall pay Syros [**].  Either such payment shall be due only following Syros’s provision of the Original Target Data Package to Incyte.  Payment shall be made by Incyte within [**] following receipt of an invoice from Syros for such amount.

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Except to the extent set forth in this letter, all other terms and conditions of the Agreement and the Research Plan shall continue in full force and effect.  If the foregoing is acceptable to you, please confirm your agreement by countersigning below.

Sincerely,

INCYTE CORPORATION

/s/ Dash Dhanak

Dash Dhanak

Executive Vice President & Chief Scientific Officer

ACKNOWLEDGED AND AGREED:

Syros Pharmaceuticals, Inc.

/s/ Jeremy P. Springhorn

By:Jeremy P. Springhorn, Ph.D.

Title:Chief Business Officer

Date:  _______________________

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